CALCULATION OF EARNINGS PER SHARE
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars (except per share amounts)

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                                        Thirteen weeks ended
                                        March 31,     April 1,
                                          2002         2001
                                       ------------ -----------

Basic earnings:

   Net income                          $   243,563  $  174,545

   Weighted average number of
     common shares outstanding             266,182     264,468

   Basic earnings per share                  $0.92       $0.66

Diluted earnings:

   Net income                          $   243,563  $  174,545

   Weighted average number of
     common shares outstanding             266,182     264,468

   Dilutive effect of outstanding
     stock options and stock
     incentive rights                        2,364       1,947

   Weighted average number of
     shares outstanding, as adjusted       268,546     266,415

   Diluted earnings per share                $0.91       $0.66

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